Exhibit 4.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO RADCOM LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Amendment

No. 50141556

TO

AGREEMENT NO. 319103.C

Between

RADCOM Ltd.

And

AT&T Services, Inc.

Agreement No. 50141556

AMENDMENT NO. 50102XXX

TO

AGREEMENT NO. 319103.C

After all Parties have signed, this Amendment No. 50102XXX (the “Amendment”) is made effective as of the last date signed by a Party (“Amendment Effective Date”) and is between RADCOM, Ltd., an Israeli company incorporated under the laws of Israel, with its office at 24 Raoul Wallenberg Street, Tel Aviv, Israel (“RADCOM” or “Supplier”), and AT&T Services, Inc., a Delaware corporation (“AT&T”), each of which may be referred to in the singular as a “Party” or in the plural as the “Parties”.

WITNESSETH

WHEREAS, Supplier and AT&T entered into the Software and Professional Services Agreement Number 319103.C, with an effective date of March 29, 2019, as previously amended (the “Agreement”); and

WHEREAS, Supplier and AT&T desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Parties hereto agree as follows:

1.	The Parties agree that Section 1.6 (a) of the Agreement shall be deleted in its entirety and be replaced with the following:

a.	This Agreement shall be effective on the Effective Date and shall continue until [**], unless earlier terminated as set forth herein (the “Contract Period or Term”). This Agreement may be terminated by AT&T upon thirty (30) days written notice from AT&T to Supplier, with or without cause.

The terms and conditions of the Agreement in all other respects remain unmodified and in full force and effect.

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format), and digital signatures meeting the requirements of the Uniform Electronic Transactions Act or the Electronic Signatures in Global and National Commerce Act, are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Amendment may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 50141556

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Amendment Effective Date.

RADCOM Ltd.		AT&T Services, Inc.

By:	/s/ Hadar Rahav	By:	/s/ [**]
Printed Name:	Hadar Rahav	Printed Name:	[**]
Title:	CFO	Title:	[**]
Date:	Mar 19, 2025	Date:	Mar 19, 2025

RADCOM Ltd.

By:	/s/ Benny Eppstein
Printed Name:	Benny Eppstein
Title:	CEO
Date:	Mar 19, 2025

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

3